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                                                                    Exhibit 23.9

PERSONAL AND CONFIDENTIAL
-------------------------

April 27, 1998

Board of Directors
First Midwest Bancorp, Inc.
300 Park Boulevard, Suite 405
Itasca, IL 60143

Re:  Registration Statement (File No. 333-47381)
     of First Midwest Bancorp, Inc.
     -------------------------------------------

Gentlemen:

Attached is our opinion letter dated April 27, 1998 with respect to the fairness from a financial point of view to First Midwest Bancorp, Inc. (the "Company") of the exchange ratio of 0.7695 shares of common stock, par value $0.01 per share, of the Company to be paid by the Company for each share of common stock, no par value per share, of Heritage Financial Services, Inc. ("Heritage"), pursuant to the merger contemplated by the Agreement and Plan of Merger dated January 14, 1998 between Heritage, First Midwest Acquisition Corporation, a wholly-owned subsidiary of the Company, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the company has determined to include our opinion in the above referenced Registration Statement.

In that regard we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY - Opinions of Financial Advisors" and "THE MERGER - Opinion of First Midwest Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



GOLDMAN, SACHS & CO.